Exhibit 99.1

Cartesian Announces Listing Transfer to the Nasdaq Capital Market

Overland Park, KS – September 26, 2016 – Cartesian™ (NASDAQ: CRTN), a leading provider of consulting services and managed solutions to the global telecom, media and technology industries, has received approval from the NASDAQ Stock Market (Nasdaq) of the Company’s request to transfer listing of its common stock to the Nasdaq Capital Market from the Nasdaq Global Market.

As previously disclosed, Cartesian received a letter from Nasdaq on August 22, 2016 that it no longer satisfied the minimum stockholders’ equity requirement for continued listing on the Nasdaq Global Market. In order to satisfy the minimum stockholders’ equity requirement, the Company applied to transfer the listing of its common stock to the Nasdaq Capital Market.

Cartesian expects its stock to begin trading on the Nasdaq Capital Market effective at the start of trading on Tuesday, September 27, 2016. The Company’s stock will continue to trade on Nasdaq under the symbol “CRTN.” The Nasdaq Capital Market is a continuous trading market that operates in substantially the same manner as the Nasdaq Global Market, and listed companies must meet certain financial and corporate governance requirements to qualify for listing on the Nasdaq Capital Market.

As previously disclosed, Cartesian received a separate letter from Nasdaq on August 15, 2016, notifying the Company of its failure to maintain a minimum closing bid price of $1.00 over the preceding 30 consecutive business days for its common stock. The Company has until February 13, 2017 to demonstrate compliance with the minimum bid price requirement for continued listing. The transfer to the Nasdaq Capital Market will have no effect on this listing requirement or date.

About Cartesian, Inc.
Cartesian, Inc. (NASDAQ: CRTN) is a specialist provider of consulting services and managed solutions to leaders in the global communications, technology and digital media industries. Cartesian provides strategic advice, management consulting, and managed solutions to clients worldwide. The company has offices in Boston, Kansas City, London, New York, Philadelphia and Washington. For more information, visit www.cartesian.com.

Investor Contact:

Matt Glover or Najim Mostamand
Liolios Group, Inc.
949-574-3860
CRTN@liolios.com